EXHIBIT 23.1.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-214303, 333-213767, and 333-213765 on Form S-3, and Registration Statement Nos. 333-213930, 333-210068, 333-203940, 333-172899, 333-168502, 333-168500, 333-141023 (including Post-effective Amendment No. 1 thereto), and 333-132933 (including Post-effective Amendment Nos. 1 and 2 thereto) on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements of Duke Energy Corporation and subsidiaries, and the effectiveness of Duke Energy Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2017.

/s/Deloitte & Touche LLP
Charlotte, North Carolina
February 21, 2018